                                  EXHIBIT 12(b)


                    THE CLARIDGE HOTEL AND CASINO CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                           1998            1997          1996            1995          1994
                                           ----            ----          ----            ----          ----
(Loss) income before income
  taxes and extraordinary items         $ (9,415)        (5,979)       (20,787)        (2,278)        (9,294)

Add:
  One-third of rent expense to
    Partnership deemed
    representative of interest             8,791         10,185         12,854         12,546         12,073

  Interest expense                        10,519         10,567          9,350          9,516          9,956

  Amortization of capitalized
    interest                                  57             57             28            -0-            -0-
                                        --------       --------       --------       --------       --------


Income as adjusted                      $  9,952         14,830          1,445         19,784         12,735
                                        ========       ========       ========       ========       ========


Fixed charges:
  One-third of rent expense to
    Partnership deemed
     representative of interest         $  8,791         10,185         12,854         12,546         12,073

  Interest expense                        10,519         10,567          9,350          9,516          9,956

  Capitalized interest                       -0-            -0-          1,069          1,138            -0-
                                        --------       --------       --------       --------       --------


Fixed charges                           $ 19,310         20,752         23,273         23,200         22,029
                                        ========       ========       ========       ========       ========


Ratio of earnings to fixed charges      $    .52            .71            .06            .85            .58
                                        ========       ========       ========       ========       ========

Earnings in 1998, 1997, 1996, 1995, and 1994 were insufficient to cover fixed charges by $9,358,000, $5,922,000, $21,828,000, $3,416,000, and $9,294,000,
respectively.